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                      September 23, 2022

       Kirkland B. Andrews
       Chief Financial Officer
       Evergy, Inc.
       1200 Main Street
       Kansas City, Missouri 64105

                                                        Re: Evergy, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-38515

       Dear Mr. Andrews:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation